Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the MIM Corporation 1996 Non-Employee Directors Stock Incentive Plan of our report dated February 14, 2003 with respect to the consolidated financial statements of MIM Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.



/s/ Ernst & Young, LLP

MetroPark, New Jersey

July 23, 2003